Exhibit 99.1

Bristow Group Inc. Announces Redemption of its 6 1/8% Senior Notes due 2013

HOUSTON, Nov. 23, 2010 – Bristow Group Inc. (NYSE: BRS), a leading provider of helicopter services to the offshore energy industry, today announced that it had called its 6 1/8% Senior Notes due 2013 for redemption on December 23, 2010.  The face value of the notes is $230 million, and the cost to redeem the notes is expected to be approximately $232.7 million.  The redemption price will be 101.021% of the principal amount thereof plus any accrued and unpaid interest to the redemption date.  Bristow plans to use borrowings under its new $375 million secured bank credit agreement to fund the redemption.  Bristow expects to recognize a non-cash expense on retirement of the notes of approximately $2.4 million pre-tax related to unamortized debt issuance cost.

Statements regarding estimated cost, expense on retirement and funding of the redemption, as well as any other statements that are not historical facts in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to the adequacy of sources of liquidity and factors detailed in Bristow's filings with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

ABOUT BRISTOW GROUP INC.

Bristow Group Inc. is the leading provider of helicopter services to the worldwide offshore energy industry based on the number of aircraft operated and one of two helicopter service providers to the offshore energy industry with global operations. The Company has major transportation operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Alaska, Australia, Brazil, Mexico, Russia and Trinidad.  For more information, visit the Company's website at http://www.bristowgroup.com/.

Linda McNeill
Investor Relations
(713) 267-7622